Exhibit 10.1

LETTER OF INTENT

This Letter of Intent (LOI) is made and entered by and between DA LING CO., Ltd. (herein DA LING), a corporation with the address at 3F-2 No. 68 Gongye 1st Road, Situn District, Taichung City 407, Taiwan, and APPLIED NANOTECH, INC. (herein “ANI”), a corporation with the address at 3006 Longhorn Blvd., Suite 107, Austin, TX 78758, USA, jointly "the Parties."

1.    By signing this Letter of Intent, the Parties acknowledge their desire to commence working diligently in formulating and signing an agreement to establish a joint venture (JVA) dedicated to the manufacturing engineering of carbon nanotube (CNT) TV samples in a Pilot Line (Pilot Line) as specified in Revision D of Pilot Line Plan of 2/20/2006 that is attached to this Letter of Intent and is an integral part of this agreement.

2.     The purpose of the Joint Venture will be to acquire the equipment, install this equipment in a facility in Taiwan provided by DA LING, to identify and train adequate personnel that will be able to operate this equipment and start producing prototypes of CNT TVs as specified in Revision D of Pilot Line Plan of 2/20/2006.

3.     The Parties acknowledge by signing this LOI that the JVA will include pre-negotiated conditions for a license agreement of ANI’s CNT TV intellectual property, know how and technology to be effective once the Parties decide that the Pilot Line was successful and decide to move to the next step of manufacturing and commercialization. The license agreement will include among other items an upfront royalty fee and running royalty at parity with the standards in the flat panel TV industry as well as other standard provisions.

4.     During the Pilot Line installation and activation, the Parties will work together to survey the market, the situation of competitors, analysis of possibilities of commercialization related to large area CNT TVs and make together strategic changes if necessary.

5.     In the JVA, ANI will be responsible to disclose all the technology and know how related to CNT electron sources and their utilization for CNT TVs to the joint venture employees. DA LING will be responsible to manage the joint venture and to secure the location, acquisition of equipment, installation and to provide adequate personnel to be trained by ANI.

6.     During the term of JVA, the Parties will own newly developed intellectual property as follows:

(1)	If the invention is made using the Pilot Line in Taiwan, the invention will belong to the Joint Venture;
(2)	If the invention is made in Austin Texas, the invention will belong to ANI;

7.     For the investment in the joint venture ANI will provide the technology and necessary intellectual property and training of personnel in Austin, Texas needed to demonstrate that the pilot line as presented in Revision D Pilot Line Plan of 2/20/2006 is operational and can achieve the intended results as an investment in-kind and DA LING will provide al the necessary cash requirement to acquire the equipment, facilitate the location, install the equipment, provide engineering and technical personnel and other running costs for the joint venture. For their investment the Joint Venture will be 50% owned by ANI and 50% owned by DA LING.

8.     In addition, DA LING will pay ANI $1 million at the time of signing the JVA for the right of the joint venture to receive and use all the knowledge, technology, know how, etc., from ANI in the pilot line, but this will not include any license to any of the technology used.

9.    The $1 million payment as stated above will be deducted from the upfront royalty payment when and if a license agreement is consummated as stated in Article 3.

10.    The joint venture will be obliged to absorb its costs of all the training of its personnel, in Taiwan and in Austin, Texas. The joint venture will also be required to reimburse all of ANI’s expenses for sending ANI’s employees to work in Taiwan for technology transfer and training if such training is needed.

11.     The Parties acknowledge that according to the Revision D of the Pilot Line Plan 2/20/2006, they are aware that the necessary capital investment in equipment is approximately $10 million. The capital investment does not include the facilities and does not include projected use of man-power that need to be identified and hired by DA LING and all other costs necessary for the day to day operation of the pilot line.

12.    The Parties acknowledge that they will work together diligently and timely from the date of signing of this LOI with the scope to achieve an agreeable joint venture license agreement no later than June 30, 2006.

The Parties, represented by duly authorized representatives, have signed this Agreement in duplicate originals to be effective on the date written below.

Date: March 3, 2006

Accepted and Agreed:
DA LING CO., LTD.

/s/ Sunny Tsai
Mr. Sunny Tsai
President
DA LING CO., LTD.

March 3, 2006

Accepted and Agreed:

/s/ Zvi Yaniv
Dr. Zvi Yaniv, President & CEO
Applied Nanotech, Inc.

March 3, 2006

Witness By:

/s/ Madame Hung Ying Leung (Anna)
Mada, Hung Ying Leung  (Anna)
President
Sino-Canadian Cultural And Economic
Association

March 3, 2006